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                                                             Contact: Brock Hill
                                                                  (626) 535-1932



                            COAST LITIGATION TRUST
                ANNOUNCES FILING OF MOTION FOR RECONSIDERATION

          PASADENA, Calif., October 3, 2001 - The Coast Federal Litigation Contingent Payment Rights Trust (NASDAQ:CCPRZ) (the "Trust") announced today that, in connection with Coast Federal Bank, Federal Savings Bank ("Coast Federal") v. The United States (Civil Action No. 92-466C (the "Litigation") in the United States Court of Federal Claims (the "Claims Court")), on October 2, 2001, Coast Federal filed a motion for reconsideration of the Claims Court's December 28, 2000, order (the "Order") holding that Coast Federal's capital credit in the amount of $299 million was not a permanent addition to Coast Federal's regulatory capital and was to have been amortized over a period of
12.7 years. In its motion, Coast Federal states that it is not able to prove damages from the government's breach of Coast Federal's contractual right to a capital credit as that right was defined by the Order. Coast Federal's motion further states that it understands and contemplates that, if the Claims Court does not reconsider the Order, the Claims Court will enter a final judgment awarding no damages to Coast Federal, and that Coast Federal will appeal that judgment for purposes of seeking appellate review of the Order. In its motion, Coast Federal maintains its assertion that the government's breach of Coast Federal's contractual right to a permanent, nonamortizing $299 million capital credit inflicted substantial damages that Coast Federal will pursue in full on remand if an appellate court accepts its view of the scope of its contractual rights.

          The Trust believes that it is likely that the Claims Court will decline to reconsider the Order and will instead enter a final judgment awarding no damages to Coast Federal. In that event, an award of damages to Coast Federal would only be possible if the United States Court of Appeals for the Federal Circuit (the "Court of Appeals") reverses the Order and returns the Litigation to the Claims Court for reconsideration. If the Court of Appeals upholds the Claims Court's Order and Coast Federal is unsuccessful in subsequently obtaining certiorari to the United States Supreme Court, no award of monetary damages will be made to Coast Federal, and therefore no monetary payment will be possible from the Trust to certificateholders.

          The Trust, established as part of the transaction pursuant to which Coast Savings Financial, Inc., merged with and into H.F. Ahmanson & Co., holds Ahmanson's or its successor's commitment to pay the Trust the net after-tax proceeds, if any, received by Coast Federal, or its successor, in the Litigation. Certificates representing undivided interests in the assets of the Trust, and therefore interests in Ahmanson's commitment, were publicly issued by the Trust to the holders of Coast Savings' common stock immediately prior to the effectiveness of Coast Savings' merger with Ahmanson on February 13, 1998, which certificates trade on The NASDAQ National Market under the symbol CCPRZ.##